Exhibit 10.52

June 23, 2013

Made Event, LLC

27-28 Thompson Ave. #700

Long Island City, New York 11101

Attn: Mike Bindra and Laura De Palma

EZ Festivals, LLC

27-28 Thompson Ave. #700

Long Island City, New York 11101

Attn: Mike Bindra and Laura De Palma

Re:  Advance Fee

Ladies and Gentlemen:

SFX Entertainment, Inc. (“Parent”) hereby agrees upon execution of this letter agreement to advance a non-refundable amount equal to Two Million Five Hundred Thousand Dollars ($2,500,000) (the “Advance Fee”), consisting of payments of One Million Two Hundred Fifty Thousand Dollars ($1,250,000) to each of Mike Bindra (“Bindra”) and Laura De Palma (“De Palma”, and collectively with Bindra, “Sellers”), pursuant to the terms and conditions hereof, in connection with Parent’s proposed acquisition of each of Made Event, LLC (“Made”) and EZ Festivals, LLC (“EZ”, and collectively with Made, the “Companies”), which Companies in combination own 100% of the Electric Zoo Festivals and related and unrelated assets and businesses as disclosed in the preparation of the audit.

In the event the closing of the acquisition by Parent or its affiliate of seventy percent (70%) of the total issued and outstanding membership interests in each of Made and EZ (the “First Closing”) occurs prior to August 21, 2013 (the “Target First Closing Date”), the purchase price for such membership interests shall be reduced by the amount of the Advance Fee.  Unless the First Closing has not occurred by August 21, 2013 as a result of the failure of the Sellers or the Companies to satisfy their obligations, Parent forfeits all right, title and interest in and to the Advance Fee and neither party shall have any further obligations to or rights against the other party hereunder.

In consideration of the payment of the Advance Fee, the Sellers, the Companies and the Parent hereby agree to be bound by the provisions of each of the term sheets (the “Term Sheets”) attached hereto as Exhibits A and B.  The provisions of the Term Sheets shall be binding on each of the parties hereto and thereto, except as such provisions have been modified by this letter agreement.  The parties acknowledge that the Parent shall be entitled to prepare and file a registration statement on Form S-1 with the relevant information regarding the Companies and that such statement may be made available to third parties in connection with investor discussions or an offering, provided that (i) a copy of each Registration Statement or amendment thereto is provided to Sellers at least twenty-four (24) hours prior to the filing of same with the SEC and the disclosure therein with respect to the Companies is accurate; and (ii) the Advance Fee shall have been delivered to the Sellers on or before the close of business on June 24, 2013.

From and after the First Closing, the Sellers and the Companies, jointly and severally, shall indemnify and hold harmless Parent, its affiliates, and its respective officers, directors, employees and agents (the “Buyer Indemnitees”), from and against any and all direct liabilities, obligations, deficiencies, demands, claims, suits, actions, causes of action, assessments, fines, forfeitures, civil penalties, losses, costs and expenses (including reasonable attorneys’ fees) (hereinafter individually a “Loss” and collectively “Losses”) suffered or incurred by the Buyer Indemnitees resulting from or arising out of the litigation entitled Henri Pferdmenges and NRW, Inc. vs. Mike Bindra, Laura De Palma, Made Event, LLC, Sala Corporation and EZ Festivals, LLC (the “Pferdmenges Litigation”). The Sellers and the Companies agree that Bindra and De Palma shall have the sole right to control the Pferdmenges Litigation, except as otherwise set forth below.  Notwithstanding anything to the contrary contained herein, each of the Sellers hereby agrees that at the First Closing, the Sellers shall deposit one half of the Newco Membership Interests owned collectively by the Sellers (the “Secured Interests”), consisting of fifteen percent (15%) of the outstanding Membership Interests of Newco, in escrow to secure the payment of any Losses incurred in connection with the Pferdmenges Litigation.  To the extent there is any settlement offer in such matter that Sellers intend to accept which exceeds the value of such Secured Interests or is not to be satisfied solely through the payment of a monetary award up to such amount, Sellers shall be required to obtain the written consent of Parent, which consent shall not be unreasonably withheld.  For the avoidance of doubt, should any such settlement result in any non-monetary award, including, but not limited to, affecting the value or ownership of the intellectual property of either of the Sellers or either of the Companies, Parent shall have the right to refuse to consent to the settlement and such refusal shall not be deemed unreasonable.

This letter agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns and shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to the conflict of laws principles thereof.

This letter agreement may be executed by the parties hereto in one or more counterparts, each of which shall be deemed an original and all of which when taken together shall constitute one and the same agreement.  Any signature delivered by a party by facsimile or electronic transmission shall be deemed to be an original signature hereto.

Please confirm your agreement with the foregoing by countersigning this letter below and returning a copy of the countersigned letter to Parent.

[Signature pages follow]

Sincerely,

SFX ENTERTAINMENT, INC.

		By:	/s/ Richard Rosenstein
Name: Richard Rosenstein
Title: CFO

Acknowledged and Agreed:

MADE EVENT, LLC

By:	/s/ Mike Bindra
Name: Mike Bindra
Title:

EZ FESTIVALS, LLC

By:	/s/ Laura De Palma
Name: Laura De Palma
Title:

[Signature Page to Side Letter]